Exhibit 12.1

OPINION AND CONSENT

July 5, 2022

ReAlpha Asset Management, Inc.

Ladies and Gentleman:

We have acted as counsel to ReAlpha Asset Management, Inc., a Delaware corporation (the “Company”), in connection with Regulation A – Tier 2 Offering as filed on Form 1-A POS (as amended or supplemented, the “Offering Statement”) by the Company with the Securities and Exchange Commission, relating to common shares, par value $0.001 per share (the “Common Shares”), of the Company issuable upon terms set forth in Form 1-A POS.

We have examined such documents, including the amended and restated certificate of incorporation of the Company, the Company’s bylaws, resolutions and minutes of the Board of Directors of the Company (the “Resolutions”), and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.

We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon information obtained from officers of the Company and from public officials. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Offering Statement.

Based on the foregoing, we are of the opinion that, when the Form 1-A POS relating to the Common Shares has become effective under the Securities Act of 1933, as amended (the “Act”), that the Common Shares will be duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of that certain Subscription Agreement, a form of which is contained in Exhibit 4.1 of the Offering Statement, the Shares will be validly issued, fully paid and nonassessable.

In rendering the opinions set forth above, we have assumed that, at the time of the delivery of the Common Shares, the Resolutions referred to above will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Common Shares, the Offering Statement will continue to be effective, none of the particular terms of the Common Shares will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

Our opinions expressed above are limited to the laws of the State of Ohio, Delaware General Corporation Law, and the federal laws of the United States of America.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of Common Shares” contained in the Offering Statement included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Brouse McDowell LPA